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                                                                    Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION, dated 17 May, 2001 (this "AGREEMENT"), by and among Starnet Communications International Inc., a Delaware corporation (the "COMPANY"), World Gaming plc, a public limited company incorporated in England and Wales ("WORLD GAMING"), and WG Reorganization Sub, Inc., a Delaware corporation and wholly-owned subsidiary of World Gaming ("REORG SUB")(each a "PARTY" and together the "PARTIES").

         WHEREAS, the Company desires to reorganize its corporate structure into a new holding company domiciled in England by, among other things, merging Reorg Sub with and into the Company (the "REORGANIZATION");

         Whereas, World Gaming and Reorg Sub have been formed and organized at the direction of the Company for the purpose of, among other things, effecting the Reorganization; and

         Whereas, the respective Boards of Directors of the parties have approved this Agreement and deem it advisable and in the best interests of their respective companies and shareholders, if any, to consummate the Reorganization on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 THE MERGER.

                  1.1.1 At the Effective Time (as defined in SECTION 1.1.2), Reorg Sub shall be merged with and into the Company (the "MERGER") in accordance with the Delaware General Corporation Law ("DGCL"), whereupon the separate existence of Reorg Sub shall cease, and the Company shall be the surviving corporation in the Merger ("SURVIVING CORPORATION") and shall continue as a wholly-owned subsidiary of World Gaming to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers, franchises, restrictions, obligations, liabilities, disabilities and duties, shall continue unaffected by the Merger except as set forth in this ARTICLE I. The Merger shall have the effects specified in the DGCL.

                  1.1.2 In the event that this Agreement and the Merger and Reorganization contemplated herein shall have been fully approved and adopted on behalf of the Company in accordance with the DGCL and as soon thereafter as the Board of Directors of the Company shall determine, following satisfaction or waiver of the other conditions set forth in SECTION 2.1, the Company and Reorg Sub shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by any other applicable law

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in connection with the Merger. The Merger shall become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at any later time as specified in the certificate of merger (the "EFFECTIVE TIME").

         SECTION 1.2 CONVERSION AND EXCHANGE OF SHARES. At the Effective Time, by virtue of the Merger:

                  1.2.1 Each share of Class A Voting Common Stock, par value $.001 per share, of the Company ("COMPANY COMMON SHARE") held by the Company as treasury stock immediately prior to the Effective Time (each, an "EXCLUDED SHARE") shall be canceled and no issuance of any consideration shall be made with respect to such shares.

                  1.2.2 Each Company Common Share outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be converted into and shall be canceled in exchange for the right to receive one
(1) American Depositary Share of World Gaming ("WORLD GAMING DEPOSITARY SHARE") each of which represent one (1) ordinary share, nominal value L0.002 each, of World Gaming ("WORLD GAMING ORDINARY SHARE"). Holders of Company Common Shares shall have the right to dissent and seek appraisal rights in accordance with the DGCL and as provided further in SECTION 1.8 ("DISSENTERS' APPRAISAL RIGHTS").

                  1.2.3 The World Gaming Depositary Shares issued in connection with the Merger shall be evidenced by one or more receipts ("WORLD GAMING ADRS") issued in accordance with the Deposit Agreement, to be entered into by and among World Gaming, Continental Stock Transfer & Trust Company, as Depositary (the "Depositary") and the holders and beneficial owners from time to time of World Gaming ADRs as of the date on which the Effective Time occurs (the "DEPOSIT AGREEMENT," the form of which is attached hereto as EXHIBIT A). As of the Effective Time, the Company shall be liable for all United Kingdom stamp duties, stamp duty reserve tax and other similar taxes and similar levies imposed in connection with the issuance or creation of the World Gaming Depositary Shares to be issued in the Merger and any World Gaming ADRs in connection therewith and any other United Kingdom stamp duty, stamp duty reserve tax or other similar United Kingdom governmental charge (or any interest or penalties thereon) that may be payable by World Gaming and the Company pursuant to the Deposit Agreement.

                  1.2.4 In consideration of the holders of the Company Common Shares agreeing by passing the resolution in that behalf to the cancellation of the Company Common Shares outstanding immediately prior to the Effective Time, other than the Excluded Shares, and subject to compliance with the provisions of the Companies Act 1985 and/or any other applicable provision of the law of England and Wales, World Gaming having directed that the Company shall be a wholly-owned subsidiary of World Gaming shall allot and issue (or procure the transfer) to the holders of the Company Common Shares (other than to the Company in respect of the Excluded Shares and to any holder of Company Common Shares who has elected to dissent and seek appraisal rights in accordance with the DGCL) one (1) World Gaming Depositary Share for each Company Common Share held immediately prior to the Effective Time. The World Gaming Ordinary Shares and World Gaming Depositary Shares shall be issued and credited as fully paid and free from all claims, liens and other encumbrances, and shall rank pari passu in all respects with the other shares of World Gaming then in issue.

                  1.2.5 At the Effective Time, all Company Common Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "COMMON CERTIFICATE") formerly representing any Company Common Shares (other than Company Common Shares constituting Excluded Shares) shall thereafter represent only the right to receive World Gaming Depositary Shares as provided in SECTION 1.2.2, the right, if any, to receive any distribution or dividend pursuant to SECTION 1.3.6, in each case without interest, and if properly perfected, Dissenters' Appraisal Rights.

                  1.2.6 Each share of common stock of Reorg Sub, par value $.001 per share, outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         SECTION 1.3 SURRENDER AND PAYMENT.

                  1.3.1 Prior to the Effective Time, the Company and World Gaming shall appoint Continental Stock Transfer & Trust Company as exchange agent (the "EXCHANGE AGENT"), in connection with the Merger for the purpose of exchanging Common Certificates for certificates representing World Gaming ADRs as more fully set forth in the form of Exchange Agent Agreement attached hereto as EXHIBIT B.

                  World Gaming shall deposit with the Exchange Agent, from time to time that number of certificates representing World Gaming Ordinary Shares, in any denominations as the Exchange Agent shall specify, necessary to issue the number of World Gaming Depositary Shares which are issuable in respect of Company Common Shares for which Common Certificates have been properly delivered to the Exchange Agent. Starnet shall also from time to time deposit or cause to be deposited with the Exchange Agent U.S. dollars in an amount sufficient to provide the Exchange Agent with the cash to fund payments to be made pursuant to
SECTION 1.3.6.

                  1.3.2 Promptly after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record as of the Effective Time of Company Common Shares (other than holders of shares that constitute Excluded Shares) a letter of transmittal for use in effecting delivery of Common Certificates to the Exchange Agent.

                  Each holder of Company Common Shares that have been converted in the Merger into the right to receive the consideration set forth in SECTION
1.2.2 shall, upon surrender to the Exchange Agent of a Common Certificate or Common Certificates, together with a properly completed letter of transmittal covering the Company Common Shares represented by the Common Certificate or Common Certificates, receive (i) the number of World Gaming Depositary Shares into which all of the Company Common Shares, represented by the holder's Common Certificate or Common Certificates, are converted in accordance with SECTION 1.2.2, and, if applicable, (ii) a check in an amount of U.S. dollars (after giving effect to any required tax withholdings) equal to any cash dividends or other distributions that the holder has the right to receive pursuant to SECTION
1.3.6. Until so surrendered, each Common Certificate shall, after the Effective Time, represent for all purposes only the right to receive one (1) World Gaming Depositary Share into which the Company Common Share represented by that Common


                                       3
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Certificate are converted in accordance with SECTION 1.2.2, the applicable amounts provided in the foregoing clause (ii), and, if perfected, Dissenters' Appraisal Rights.

                  1.3.3 If any World Gaming Depositary Shares are to be issued or paid to a person other than the registered holder of Company Common Shares represented by a Common Certificate or Common Certificates surrendered with respect thereto, it shall be a condition to this issuance or payment that the Common Certificate or Common Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association or other entity ("PERSON") requesting this issuance or payment shall pay to the Exchange Agent any transfer or other taxes required as a result of this issuance or payment to a Person other than the registered holder of these Company Common Shares or establish to the satisfaction of the Exchange Agent that this tax has been paid or is not payable.

                  1.3.4 The stock transfer books of the Company shall be closed at the close of trading on the Over-The-Counter Bulletin Board on the day prior to the Effective Time, and thereafter there shall be no further registration of transfers of Company Common Shares that were outstanding prior to the Effective Time. After the Effective Time, Common Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I, or Dissenters' Appraisal Rights if properly perfected under the DGCL.

                  1.3.5 Any World Gaming Depositary Shares to be issued in respect of Company Common Shares (and any cash dividend or other distribution that a former holder of Company Common Shares has the right to receive pursuant to SECTION 1.3.6) pursuant to this Article I, that remains unclaimed by any former holder of Company Common Shares six (6) months after the Effective Time shall be held by the Exchange Agent (or a successor agent appointed by World Gaming) or shall be delivered to the Depositary upon the instruction of World Gaming and held by the Depositary, in either case subject to the instruction of World Gaming in an account or accounts designated for this purpose. World Gaming shall not be liable to any former holder of Company Common Shares for any securities delivered or any amount paid by the Depositary, the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property laws. Any cash remaining unclaimed by holders of Company Common Shares two (2) years after the Effective Time (or any earlier date immediately prior to that time as this cash would otherwise escheat to or become property of any governmental or regulatory authority, agency, court, commission, body or other governmental entity (each a "GOVERNMENTAL ENTITY") or as is otherwise provided by applicable law shall, to the extent permitted by applicable law, become the property of the Surviving Corporation or World Gaming, as World Gaming may determine.

                  1.3.6 No dividends or other distributions with respect to World Gaming Depositary Shares issuable with respect to the Company Common Shares shall be paid to the holder of any unsurrendered Common Certificates until those Common Certificates are surrendered as provided in this Article I. Upon surrender, there shall be issued and/or paid to the holder of World Gaming Depositary Shares issued in exchange therefor, without interest, at the time of surrender, the dividends or other distributions payable with respect to those World Gaming Depositary Shares, and World Gaming Depositary Shares with a record date after the


                                       4
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date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid. For purposes of dividends or other distributions in respect of World Gaming Depositary Shares, all such shares to be issued and delivered pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

         SECTION 1.4       COMPANY STOCK OPTIONS.

                  1.4.1 At the Effective Time, all stock options granted to current or former employees, directors, consultants and other persons to purchase Company Common Shares (each, a "COMPANY STOCK OPTION") which are then outstanding and unexercised shall cease to represent a right to acquire Company Common Shares and shall be exchanged or converted into or canceled with the grant of new rights over options to acquire World Gaming Ordinary Shares (or World Gaming Depositary Shares) as the Boards of Directors of the Company and World Gaming may determine to be appropriate based on considerations as to favorable taxation treatment as provided below, and, if appropriate, World Gaming shall assume each Company Stock Option subject to the terms of any of the Company's stock option plans existing immediately prior to the Effective Time ("COMPANY STOCK PLANS") and the agreements evidencing grants thereunder or grant new options in World Gaming if the same would be more appropriate or desirable. The Boards of Directors of the Company and World Gaming shall take, or shall cause their committees to take, all action necessary to effectuate the foregoing.

                  To the extent the Boards of Directors of the Company and World Gaming shall determine to convert Company Common Options into options to acquire World Gaming Ordinary Shares (or World Gaming Depositary Shares), from and after the Effective Time, (i) the number of World Gaming Ordinary Shares (or World Gaming Depositary Shares) purchasable upon exercise of each outstanding Company Stock Option shall be equal to the number of Company Common Shares that were purchasable under that Company Stock Option immediately prior to the Effective Time, and (ii) the exercise price per World Gaming Ordinary Share (or World Gaming Depositary Shares) under each Company Stock Option shall be approximately equal to the exercise price per Company Common Share of each Company Stock Option immediately prior to the Effective Time or as near as may be to that price having regard to all relevant circumstances then prevailing.

                  1.4.2 Prior to the Effective Time, World Gaming shall maintain sufficient authorized and unissued share capital to enable the allotment and issue of in accordance with SECTION 1.4.1 the number of World Gaming Ordinary Shares and World Gaming Depositary Shares necessary to satisfy World Gaming's obligations under SECTION 1.4.1. Prior to the issuance of any World Gaming Ordinary Shares and World Gaming Depositary Shares , World Gaming shall file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the World Gaming Ordinary Shares (or World Gaming Depositary Shares) which are subject to the Company Stock Options as provided in SECTION 1.4.1, and shall use reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "Blue Sky" laws, for so long as those options remain outstanding.

         SECTION 1.5       THE SURVIVING CORPORATION.



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                  1.5.1 The certificate of incorporation of the Company in
effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

                  1.5.2 The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  1.5.3 From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

         SECTION 1.6 WORLD GAMING.

                  1.6.1 The memorandum of association of World Gaming in effect at the Effective Time shall be in substantially the form attached hereto as EXHIBIT C, until amended in accordance with applicable law following the Effective Time.

                  1.6.2 The articles of association of World Gaming in effect at the Effective Time shall be in substantially the form attached hereto as EXHIBIT D, until amended in accordance with applicable law following the Effective Time.

                  1.6.3 From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of World Gaming shall consist of Fred Hazell, Wolf Bergelt, Jason Bolduc, Brownell Combs II, Nicholas Jackson, Clare Roberts and Matthew Stasior, and (ii) the officers of the Company at the Effective Time shall be the officers of World Gaming, save for Mike Aymong who will be Company Secretary and Chief Executive Officer of World Gaming.

         SECTION 1.7 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Common Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Common Certificate, the Exchange Agent will issue and deliver in exchange for the lost, stolen or destroyed Common Certificate the applicable number of World Gaming Depositary Shares, and any unpaid dividends or other distributions deliverable pursuant to SECTION 1.3.6 in respect of Company Common Shares represented by such Common Certificate pursuant to this Agreement.

         SECTION 1.8 APPRAISAL RIGHTS. In accordance with Section 262 of the DGCL, holders of Company Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted those shares in favor of the approval and adoption of this Agreement, who shall have delivered a written demand for appraisal of those shares in accordance with the DGCL, who, as of the Effective Time, shall not have effectively withdrawn or lost this right to appraisal and shall have adhered to any other applicable requirements of Section 262 of the DGCL (the "DISSENTING SHARES") shall be entitled


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to those rights (but only those rights) as are granted by Section 262 of the
DGCL. Each holder of Dissenting Shares who becomes entitled to payment for those Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment from the Surviving Corporation in accordance with the DGCL; PROVIDED, HOWEVER, that
(i) if any holder of Dissenting Shares shall have failed to establish their entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any holder of Dissenting Shares shall have effectively withdrawn the holder's demand for appraisal of the holder's shares or lost the holder's right to appraisal and payment for the holder's shares under Section 262 of the DGCL or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, the holder shall forfeit the right to appraisal of those Dissenting Shares and each Dissenting Share shall be exchanged pursuant to SECTION 1.2.2 of this Agreement. The Company shall give World Gaming prompt notice of any demands received by the Company for appraisal of Company Common Shares and World Gaming shall have the right to conduct all negotiations and proceedings with respect to those demands. Any and all amounts paid by the Company to holders of Dissenting Shares shall be paid solely by the Company out of cash on hand or out of borrowings.



                                   ARTICLE II
                CONDITIONS; TERMINATION; AMENDMENT; GOVERNING LAW

         SECTION 2.1 CONDITIONS. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

                  (a) EFFECTIVENESS OF FORM F-4 AND FORM F-6. A Form F-4 and a Form F-6, filed pursuant to the Securities Act with respect to the World Gaming Ordinary Shares and World Gaming Depositary Shares, respectively, shall each have become effective and no stop order suspending the effectiveness of the Form F-4 and/or the Form F-6 shall then be in effect, and no proceeding for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn and all state securities or "blue sky" permits or approvals required to consummate the Merger shall have been received.

                  (b) SHAREHOLDER APPROVAL. The affirmative vote of the holders of a majority of the outstanding Company Common Shares shall have been obtained.

                  (c) THIRD PARTY CONSENTS. All requisite third party and regulatory consents shall have been obtained, if any.

         SECTION 2.2 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of matters presented in connection with the Merger, for any reason, by action of the Board of Directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto.


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         SECTION 2.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company, PROVIDED, HOWEVER, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 2.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                         [SIGNATURES ON FOLLOWING PAGE]




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         IN WITNESS WHEREOF, this Agreement and Plan of Reorganization has been duly executed and delivered by the duly authorized officers of the Company, World Gaming and Reorg Sub as of the date first written above.


                             STARNET COMMUNICATIONS
                             INTERNATIONAL INC.


                             By:
                                    ----------------------------------
                             Name:
                                    ----------------------------------
                             Title:
                                    ----------------------------------


                             WORLD GAMING PLC


                             By:
                                    ----------------------------------
                             Name:
                                    ----------------------------------
                             Title:
                                    ----------------------------------


                             WG REORGANIZATION SUB, INC.


                             By:
                                    ----------------------------------
                             Name:
                                    ----------------------------------
                             Title:
                                    ----------------------------------



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


                                    EXHIBIT A

                            FORM OF DEPOSIT AGREEMENT

                                    EXHIBIT B

                        FORM OF EXCHANGE AGENT AGREEMENT

                                    EXHIBIT C

                        FORM OF MEMORANDUM OF ASSOCIATION
                                       OF
                                  WORLD GAMING

                                    EXHIBIT D

                         FORM OF ARTICLES OF ASSOCIATION
                                       OF
                                  WORLD GAMING